Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2010 relating to the consolidated financial statements of Unitil Corporation and its subsidiaries as of December 31, 2009 and 2008 and the three years ending December 31, 2009 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ CATURANO AND COMPANY, INC.

Caturano and Company, Inc.

July 29, 2010

Boston, Massachusetts